Exhibit 99.1

Blueknight Announces First Quarter 2016 Results

OKLAHOMA CITY - May 4, 2016 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) today announced its financial results for the three months ended March 31, 2016.

BKEP’s adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased to $13.6 million for the first quarter of 2016, up from $12.9 million for the same period in 2015. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

BKEP’s distributable cash flow was $8.6 million for the three months ended March 31, 2016, as compared to $11.0 million for the three months ended March 31, 2015. Distributable cash flow for the first quarter of 2015 included $2.3 million of cash proceeds related to the sale of common units received in connection with the settlement of a 2008 claim with a previously related entity. Distributable cash flow, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $0.7 million on total revenues of $41.0 million for the three months ended March 31, 2016, versus net income of $1.6 million on total revenues of $42.4 million for the same period in 2015.

BKEP previously announced a first quarter 2016 cash distribution of $0.1450 per common unit, which is equal to the previous quarter’s distribution and a 3.9 percent increase over the first quarter 2015 distribution. The Partnership also announced a $0.17875 distribution per preferred unit. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016, to be filed with the Securities and Exchange Commission on May 5, 2016.

Comments from BKEP CEO Mark Hurley:

“We are very pleased with our first quarter 2016 results as adjusted EBITDA increased to $13.6 million as compared to $12.9 million for the same quarter in 2015. This increase occurred despite a very challenging and prolonged low crude oil price environment indicating that our focus on a balanced portfolio of assets, financial discipline and operational efficiency are producing favorable results. Our asphalt terminalling segment reported another strong quarter with operating margin, excluding depreciation and amortization, increasing $2.6 million or 30 percent for the three months ended March 31, 2016 as compared to the same quarter in 2015. Annual contract escalations and three asphalt terminal acquisitions made in May 2015 and in February 2016 contributed to the increase in operating margin. Crude oil terminalling and storage operating margin increased 27 percent, or $1.1 million, year over year. This increase reflects improved contract storage rates negotiated during the second half of 2015. Decreases in our pipeline and trucking and field services businesses partially offset increases in other segments of the business. Total volumes on our pipeline systems increased 16 percent quarter over quarter; however, the first quarter of 2015 results included $2.2 million in revenues attributable to a one year increased tariff on our East Texas pipeline system that was in effect from June of 2014 through May of 2015. Volumes and operating margins for our trucking and producer field services segment continue to face challenges due to pressure on trucking and producer field service rates precipitated by the decline in crude oil prices. We are focused on managing costs in this segment while maintaining a high level of service.”

“Our well-balanced business portfolio has insulated us from the deep negative effect of being overly dependent on one particular segment of the business for revenue. In that regard, we believe the recent investments made in the asphalt terminalling segment will yield strong long-term results and further lessen our reliance on the more volume sensitive crude oil transportation businesses. In fact, those recent investments are performing above our initial expectations. From a growth perspective, we remain focused on continuing to develop our terminal footprint regardless of product type and will remain opportunistic on other pipeline transportation assets. However, we also place a high priority on maintaining our distribution coverage and overall balance sheet strength. Our fully diluted distribution coverage for the first quarter, typically our lowest quarter due to the seasonality of our asphalt terminalling segment, was 0.81 times versus a coverage of 1.07 times for the same quarter in 2015. The coverage in 2015 was bolstered by $2.3 million of cash proceeds related to the sale of common units received in connection with the settlement of a 2008 claim with a previously related entity. Our leverage for the first quarter of 2016 was 4.2 times as a result of our acquisition of two asphalt terminals in February 2016, and we maintained our common unit distribution at $0.1450 for the quarter, which represents a 3.9% increase over the first quarter 2015 distribution.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2015 and 2016 (in thousands except per unit data):

	Three Months ended March 31,
	2015	2016
	(unaudited)
Service revenue:
Third party revenue	$32,123	$30,255
Related party revenue	10,233	7,009
Product sales revenue:
Third party revenue	—	3,745
Total revenue	42,356	41,009
Expense:
Operating	32,386	27,760
Cost of product sales	—	3,187
General and administrative	4,977	4,745
Asset impairment expense	—	271
Total expense	37,363	35,963
Gain (loss) on sale of assets	304	(33)
Operating income	5,297	5,013
Other income (expense):
Equity earnings in unconsolidated affiliate	656	624
Interest expense (net of capitalized interest of $23 and $34, respectively)	(4,283)	(4,870)
Income before income taxes	1,670	767
Provision for income taxes	91	41
Net income	$1,579	$726

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$103	$144
Preferred interest in net income	$5,391	$5,391
Loss available to limited partners	$(3,915)	$(4,809)

Basic and diluted net loss per common unit	$(0.12)	$(0.14)

Weighted average common units outstanding - basic and diluted	32,894	33,176

The table below summarizes our financial results by operating segment margin for the three months ended March 31, 2015 and 2016 (in thousands):

Operating Results	Three Months ended March 31,		Favorable/ (Unfavorable)

(in thousands)	2015	2016	$	%
Operating margin, excluding depreciation and amortization
Asphalt services operating margin	$8,613	$11,173	2,560	30%
Crude oil terminalling and storage operating margin	4,069	5,162	1,093	27%
Crude oil pipeline services operating margin	2,749	640	(2,109)	(77)%
Crude oil trucking and producer field services operating margin	1,185	222	(963)	(81)%
Total operating margin, excluding depreciation and amortization	$16,616	$17,197	581	3%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges and gains related to investments. Distributable cash flow is defined as adjusted EBITDA, plus or minus cash proceeds from sale of investments, cash paid for interest, maintenance capital expenditures, and cash paid for taxes. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three months ended March 31,
	2015	2016
Net income	$1,579	$726
Interest expense	4,283	4,870
Unrealized gain related to investments	(267)	—
Income taxes	91	41
Depreciation and amortization	6,646	7,135
Non-cash equity-based compensation	553	545
Asset impairment charge	—	271
Adjusted EBITDA	$12,885	$13,588
Cash proceeds from sale of investments	2,346	—
Cash paid for interest	(2,295)	(2,738)
Cash paid for income taxes	—	(12)
Maintenance capital expenditures, net of reimbursable expenditures	(1,906)	(2,225)
Distributable cash flow	$11,030	$8,613

Distribution declared (1)	$10,344	$10,657
Distribution coverage ratio	1.07	0.81
______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended March 31,		Favorable/ (Unfavorable)

(in thousands)	2015	2016	$	%
Total operating margin, excluding depreciation and amortization	$16,616	$17,197	581	3%
Depreciation and amortization	(6,646)	(7,135)	(489)	(7)%
General and administrative expense	(4,977)	(4,745)	232	5%
Asset impairment expense	—	(271)	(271)	N/A
Gain (loss) on sale of assets	304	(33)	(337)	(111)%
Operating income	$5,297	$5,013	(284)	(5)%

Investor Conference Call

The Partnership will discuss first quarter 2016 results during a conference call on Thursday, May 5, 2016 at 1:30 p.m. CDT (2:30 p.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership's website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.4 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing, Oklahoma Interchange, approximately 985 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 240 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma, and Texas and approximately 8.2 million barrels of combined asphalt product and residual fuel oil storage located at 45 terminals in 23 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900